Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact:	Marcel Martin
Chief Financial Officer and Vice President of Finance
Haynes International, Inc.
765-456-6129

HAYNES INTERNATIONAL, INC. REPORTS THIRD QUARTER FISCAL 2009 FINANCIAL RESULTS AND

ANNOUNCES FURTHER COST REDUCTION MEASURES

•                  Net revenues of $98.3 million for the third quarter of fiscal 2009, a decrease of $68.0 million compared to the third quarter of fiscal 2008.

•                  Net loss of $(10.9) million, or $(0.91) per diluted share, for the third quarter of fiscal 2009, compared to net income of $17.6 million, or $1.46 per diluted share, for the third quarter of fiscal 2008.

•                  Cash provided by operating activities in the first nine months of fiscal 2009 of $97.0 million. Cash balance at June 30, 2009 of $83.9 million and a revolver balance of zero.

•                  Inventory balance as of June 30, 2009 of $198.9 million, a decrease of $106.0 million from September 30, 2008.

•                  Additional cost reduction measures, including a 6% reduction in personnel, temporary salary reductions of between 5% to 15% and elimination of fiscal 2009 management incentive plan.

KOKOMO, IN, August 6, 2009 — Haynes International, Inc. (NASDAQ GM: HAYN) a leading developer, manufacturer and marketer of technologically advanced high performance alloys, today reported financial results for the third fiscal quarter and nine months ended June 30, 2009.

“During the third quarter, we continued our efforts to realign our cost structure and manage our working capital as we battle through the downturn. These efforts began in the first quarter of fiscal 2009 and have included trimming melt schedules and production hours on an ongoing basis, and reducing the workforce in January 2009. In recent weeks, we saw order entry pricing and volume appear to stabilize at very low levels.  As a result we took further actions this week to reduce the cost structure of our business in order to reflect these new operating levels,” said Mark Comerford, President and Chief Executive Officer.  “At the same time, we increased our cash position substantially in the quarter, and we are able to continue investing in our equipment and market development.  We are focused on restructuring the business to prepare for the eventual upturn.”

Quarterly Results

Net revenues were $98.3 million in the third quarter of fiscal 2009, a decrease of $68.0 million, or 40.9%, from $166.3 million in the same period of fiscal 2008.  Volume was 4.4 million pounds in the third quarter of fiscal 2009, a decrease of 1.8 million pounds, or 26.6%, from 6.2 million pounds in the same period of fiscal 2008.  Average selling price per pound was $22.45 in the third quarter of fiscal 2009, a decreased of 16.1% from the selling price per pound of $26.75 in the same period of fiscal 2008.

Cost of sales decreased to $106.5 million in the third quarter of fiscal 2009, compared to $126.2 million in the same period of fiscal 2008.  Cost of sales was 108.3% of net revenues in the third quarter of fiscal 2009, compared to 75.9% in the same period of fiscal 2008. Cost of sales in the third quarter of fiscal 2009 decreased in dollars as compared to the same quarter of the prior year, due to the lower volume between periods. However, cost of sales per pound increased due to the recognition of higher raw material cost from inventory, reduced absorption of fixed manufacturing cost caused by lower production volumes in the third quarter of fiscal 2009 compared to the same period in fiscal 2008 and a higher percentage of specialty products as a percent of the total mix. This higher per pound cost and increased competition combined with weaker demand (which lowered net revenue and average selling prices), resulted in cost of sales being a higher percentage of net revenues as compared to the same period in fiscal 2008.

Selling, general and administrative expenses were $8.8 million in the third quarter of fiscal 2009, a decrease of 19.7% from $11.0 million in the same period of fiscal 2008 due to reductions in workforce and other spending reductions. Selling, general and administrative expenses increased to 9.0% of net revenues in the third quarter of fiscal 2009 compared to 6.6% for the same period of fiscal 2008 due primarily to a decreased level of revenues.

Research and technical expense remained relatively flat at $0.8 million in the third quarter of fiscal 2009 and $0.8 million in the same period of fiscal 2008.

As a result of the above factors, operating loss in the third quarter of fiscal 2009 was $(17.8) million compared to operating income of $28.3 million in the same period of fiscal 2008.

Income tax expense decreased to a benefit of $(6.9) million in the third quarter of fiscal 2009 from an expense of $10.7 million in the same period of fiscal 2008 primarily due to a pretax loss.  The effective tax rate for the third quarter of fiscal 2009 was 38.5% compared to 37.8% in the same period of fiscal 2008.

As a result of the above factors, net income decreased by $28.5 million to a net loss of $(10.9) million in the third quarter of fiscal 2009 from net income of $17.6 million in the same period of fiscal 2008.

Results for nine months ended March 31, 2009

Net revenues were $353.0 million in the first nine months of fiscal 2009, a decrease of $123.1 million, or 25.9%, from $476.2 million in the same period of fiscal 2008.  Volume for all products was 14.5 million pounds in the first nine months of fiscal 2009, a decrease of 16.9% from 17.5 million pounds in the same period of fiscal 2008. The average selling price per pound decreased by 10.8% to $24.27 per pound in the first nine months of fiscal 2009 from $27.20 per pound in the same period of fiscal 2008.

Cost of sales decreased to $335.5 million in the first nine months of fiscal 2009, compared to $365.9 million in the same period of fiscal 2008.  Cost of sales were 95.0% of net revenues in the first nine months of fiscal 2009, compared to 76.8% of net revenues in the same period of fiscal 2008. Cost of sales in the first nine months of fiscal 2009 decreased in dollars as compared to the same period of the prior year, due to lower volume between periods. However, cost of sales per pound increased due to higher raw material cost from inventory, reduced absorption of fixed manufacturing costs caused by lower production volumes and a higher percentage of specialty products as a percent of total mix.  In the first nine months of fiscal 2008, cost of sales was partially offset by a $3.7 million (0.8% of net revenue) pension curtailment gain, which was recorded due to an amendment to freeze future pension benefit accruals for non-union employees in the U.S.  The higher per pound cost and increased competition combined with weaker demand (which lowered net revenue and average selling prices), resulted in cost of sales being a higher percentage of net revenues as compared to the same period of fiscal 2008.

Selling, general and administrative expenses were $27.7 million in the first nine months of fiscal 2009, a decrease of $3.3 million from $31.1 million for the same period of fiscal 2008. This decline is due to reductions in workforce and other spending reductions. Selling, general and administrative expenses as a percentage of net revenues increased to 7.9% in the first nine months of fiscal 2009 compared to 6.5% for the same period of fiscal 2008 due primarily to decreased revenues.

Research and technical expense decreased to $2.4 million in the first nine months of fiscal 2009 from $2.6 million in the same period of fiscal 2008 due to the reduction in workforce during the second quarter of fiscal 2009.

An impairment charge to goodwill of $43.7 million was recorded in the second quarter of fiscal 2009 due to weakening of the U.S. economy and the global credit crisis resulting in a reduction of the Company’s market capitalization below its total shareholder’s equity value for a sustained period of time.

As a result of the above factors, operating loss in the first nine months of fiscal 2009 was $(56.3) million compared to operating income of $76.6 million in the same period of fiscal 2008.

Interest expense decreased to $0.6 million in the first nine months of fiscal 2009 from $1.0 million for the same period of fiscal 2008.  The decrease is attributable to a lower average debt balance during the third quarter of fiscal 2009 (zero revolver at June 30, 2009).

Income tax expense decreased to a benefit of $(7.5) million in the first nine months of fiscal 2009 from an expense of $29.3 million in the same period of fiscal 2008 due to a pretax loss. The effective tax rate for the first nine months of fiscal 2009 was 13.1% compared to 38.7% in the same period of fiscal 2008. The decrease in the effective tax rate is primarily attributable to the impairment of goodwill, a change in the reinvestment policy of a foreign entity and lower U.S. taxable income.

As a result of the above factors, net income decreased by $95.8 million to a net loss of $(49.3) million in the first nine months of fiscal 2009 from net income of $46.5 million in the same period of fiscal 2008.

Cost Reduction Measures

The Company also announced today that it has reduced its worldwide workforce by 6%, temporarily reduced salaries between 5% and 15% for salaried employees, and eliminated the cash bonus component of the fiscal 2009 management incentive plan.  These measures follow actions on January 16, 2009 which reduced the Company’s workforce by 12% and froze salaries for all employees.

The annualized savings of the personnel reductions announced today are expected to be approximately $4.1 million. The savings that will be reflected in the fourth quarter of fiscal 2009 will be approximately $0.7 million offset by approximately $1.0 million in severance costs. Total personnel reductions in fiscal 2009 represent cost reductions of approximately $13.6 million on an annualized basis, of which approximately $7.1 million will be included in the results of fiscal 2009.

Planned capital spending in fiscal 2009 is expected to be between $10.0 to $12.0 million, compared to an original target of approximately $15.1 million.  The Company evaluated planned spending, postponing certain projects and spending until such time as financial conditions improve.  In light of the significant capital expenditures in recent years to upgrade operations, increase capacity and reduce unplanned downtime, management does not believe that the postponement of the current projects will have a material unfavorable impact on operations in the short- or long-term.

In addition to the actions noted, the Company continues to adjust its production schedules for all its manufacturing facilities, initiating planned furloughs and outages ranging from one day to one week in length in order to limit further personnel reductions while continuing to meet customer delivery requirements at these lower sales volumes.  Cost savings associated with these measures will be dependent upon the level of volume, as well as product mix, but are anticipated to be approximately $6.0 million on an annualized basis.

Comparative Cash Flow Analysis

During the first nine months of fiscal 2009, the Company’s primary sources of cash were cash from operations and borrowings under its U.S. revolving credit facility with a group of lenders led by Wachovia Capital Finance Corporation (Central).  At June 30, 2009, Haynes had cash and cash equivalents of $83.9 million compared to cash and cash equivalents of $7.1 million at September 30, 2008.

Net cash provided by operating activities was $97.0 million in the first nine months of fiscal 2009 compared to $30.5 million in the same period of fiscal 2008.  Several items contributed to this favorable difference.  Cash generated from a decrease in accounts receivable of $44.6 million was $33.0 million higher than the same period of fiscal 2008. Cash generated from reduced inventory balances of $104.5 million was $138.1 million higher than the same period of fiscal 2008, as a result of both lower levels of inventory required to support a lower sales level,  lower average inventory cost per pound as high cost inventory flows through cost of sales and positive results from efforts to improve inventory management. Net loss of $(49.3) million was $95.8 million lower than prior year net income of $46.5 million, partially offset by the goodwill impairment charge of $43.7 million. Also offsetting the positive items were the use of cash from; (i) a combination of a reduction in taxes payable and an increase in taxes receivable of $29.4 million primarily caused by the tax payment of $15.0 million related to the upfront fee paid to the Company pursuant to the conversion services agreement with Titanium Metals Corporation and current year pretax losses which will be carried back to prior years, (ii) $17.4 million use of cash from lower accounts payable caused by lower raw material purchases in both pounds and price, and (iii) $11.7 million use of cash from pension and postretirement benefits primarily caused by higher contributions to the pension plan. Net cash used in investing activities was $7.4 million in the first nine months of fiscal 2009 compared to $17.9 million in the same period of fiscal 2008, primarily as a result of lower capital expenditures.  Net cash used in financing activities included a repayment of borrowings on the revolving credit facility of $11.8 million as a result of cash generated from operations, resulting in a balance on the revolver at June 30, 2009 of zero.

Outlook

General

The Company expects a continued low level of revenue as a result of the credit crisis and global recession for at least the remainder of fiscal 2009 and first six months of fiscal 2010. Management believes that the Company’s performance through the next three quarters will range from break-even to a small loss in each quarter. It is expected that the weakest results in the next three quarters will occur in the first quarter of fiscal 2010, because typically this quarter is impacted by fewer ship days and extended customer shutdowns. Management expects results in the fourth quarter of fiscal 2009 and first half of fiscal 2010, to be negatively impacted by continued reduced absorption of fixed manufacturing cost, which inflates cost of goods sold, and the competitive environment, which puts downward pressure on prices. However, a portion of this reduced absorption is expected to be offset by lower spending from the cost saving initiatives undertaken in fiscal 2009. Higher per pound manufacturing costs due to the recognition of higher raw material costs from inventory, which impacted the first three quarters of fiscal 2009, is not expected to have a material impact on the fourth quarter of fiscal 2009 and the first half of fiscal 2010, provided that volume and pricing remain stable.

A reduction in economic activity and the increasingly competitive environment manifests itself, in part, as a reduction in the Company’s backlog.  Backlog dollars declined by approximately 26% from March 31, 2009 to June 30, 2009, and backlog pounds declined by approximately 20% in that same period while the backlog average selling price dropped by 8%.  Backlog dollars declined by approximately 55% from June 30, 2008 to June 30, 2009 due to a decline in backlog pounds of approximately 46% and a reduction in backlog average selling price of approximately 16% in the period.

The Company continues to adjust production schedules, reduce costs and manage cash flow, while still moving forward with initiatives that are important to its long-term success. The Company also reduced inventories substantially in the third quarter and intends to reduce inventory levels further. As a result of recent equipment upgrades, service center value-added capabilities and its favorable liquidity position the Company believes it is well-positioned to deal with the challenges of the downturn and ultimately manage the upturn more effectively than in prior periods.

Earnings Conference Call

The Company will host a conference call on Friday, August 7, 2009 to discuss its results for the third quarter of fiscal 2009 for the period ended June 30, 2009.  Mark Comerford, President and Chief Executive Officer, and Marcel Martin, Chief Financial Officer and Vice President of Finance, will host the call and be available to answer questions.

To participate, please dial the teleconferencing number shown below five minutes prior to the scheduled conference time.

Date:	Friday, August 7, 2009	Dial-In Numbers:	877-407-8033 (Domestic)
Time:	9:00 a.m. Eastern Time		201-689-8033 (International)
8:00a.m. Central Time 7:00 a.m. Mountain Time 6:00 a.m. Pacific Time

A live Webcast of the conference call will be available at www.haynesintl.com.

For those unable to participate a replay will be available from Friday, August 7th at 11:00 a.m. ET, through 11:59 p.m. ET on Friday, August 21, 2009. To listen to the replay, please dial:

Domestic:	877-660-6853
International:	201-612-7415
Replay Access:	Account: 286	Conference: 328980

A replay of the Webcast will also be available at www.haynesintl.com until September 11, 2009.

About Haynes International

Haynes International, Inc. is a leading developer, manufacturer and marketer of technologically advanced, high performance alloys, primarily for use in the aerospace, land-based gas turbine and chemical processing industries.

Regulation G Disclosure

This press release and the financial statements included in this release include non-GAAP financial measures. The non-GAAP financial information should be considered supplemental to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. However, we believe that non-GAAP reporting, giving effect to the adjustments shown in the reconciliation contained in the attached financial statements, provides meaningful information and therefore we use it to supplement our GAAP guidance. We have chosen to provide this supplemental information to investors, analysts and other interested parties to enable them to perform additional analyses of operating results, to illustrate the results of operations giving effect to the non-GAAP adjustments shown in the reconciliations and to provide an additional measure of performance.

The Company recorded a non-cash goodwill impairment charge in the second quarter of 2009. This type of charge has not occurred frequently and the Company believes that excluding this charge will provide investors with a basis to compare the Company’s core operating results in different periods without this variability.

Cautionary Note Regarding Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical fact, including statements regarding industry prospects and future results of operations or financial position, made in this press release are forward-looking.    In many cases, you can identify forward-looking statements by terminology, such as “may”, “should”, “expects”, “intends”, “plans”, “anticipates”, “believes”, “estimates”, “predicts”, “potential” or “continue” or the negative of such terms and other comparable terminology. The forward-looking information may include, among other information, statements concerning the Company’s outlook for fiscal year 2009 and beyond, overall volume and pricing trends, cost reduction strategies and their anticipated results, and capital expenditures.  There may also be other statements of expectations, beliefs, future plans and strategies, anticipated events or trends, and similar expressions concerning matters that are not historical facts.  Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of various factors, many of which are beyond the Company’s control.

The Company has based these forward-looking statements on its current expectations and projections about future events.  Although the Company believes that the assumptions on which the forward-looking statements contained herein are based are reasonable, any of those assumptions could prove to be inaccurate. As a result, the forward-looking statements based upon those assumptions also could be incorrect.  Risks and uncertainties, some of which are discussed in Item 1A. of Part 1 to the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2008, may affect the accuracy of forward-looking statements.

The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Schedule 1

HAYNES INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

(in thousands, except share and per share data)

	Three Months Ended		Nine Months Ended
	June 30,		June 30,
	2008	2009	2008	2009

Net revenues	$166,340	$98,325	$476,188	$353,042
Cost of sales	126,223	106,493	365,946	335,463
Gross profit (loss)	40,117	(8,168)	110,242	17,579
Selling, general and administrative expense	11,007	8,837	31,059	27,719
Research and technical expense	819	757	2,566	2,396
Impairment of goodwill	—	—	—	43,737
Operating income (loss)	28,291	(17,762)	76,617	(56,273)
Interest income	(92)	(42)	(149)	(70)
Interest expense	114	87	951	566
Income (loss) before income taxes	28,269	(17,807)	75,815	(56,769)
Provision for (benefit from) income taxes	10,705	(6,863)	29,345	(7,460)
Net income (loss)	$17,564	$(10,944)	$46,470	$(49,309)

Net income (loss) per share:
Basic	$1.47	$(0.91)	$3.91	$(4.11)
Diluted	$1.46	$(0.91)	$3.87	$(4.11)
Weighted average shares outstanding:
Basic	11,921,541	12,002,754	11,882,929	11,990,667
Diluted	12,045,253	12,002,754	12,013,792	11,990,667

Reconciliation of non-GAAP net income:
Net income (loss) excluding non-cash charge for goodwill impairment	$17,564	$(10,944)	$46,470	$(6,440)
Charge for goodwill impairment	—	—	—	(43,737)
Goodwill tax benefit	—	—	—	868
Net income (loss) as reported	$17,564	$(10,944)	$46,470	$(49,309)

Reconciliation of non-GAAP EPS:
Earnings per share excluding non-cash charge for goodwill impairment	$1.46	$(0.91)	$3.87	$(0.53)
Charge per share for goodwill impairment	—	—	—	(3.65)
Goodwill tax benefit	—	—	—	0.07
Diluted income (loss) earnings per share	$1.46	$(0.91)	$3.87	$(4.11)

Schedule 2

HAYNES INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(unaudited)

(in thousands, except share data)

	September 30, 2008	June 30, 2009
ASSETS
Current assets:
Cash and cash equivalents	$7,058	$83,916
Restricted cash – current portion	110	110
Accounts receivable, less allowance for doubtful accounts of $1,354 and $1,638, respectively	99,295	53,674
Inventories	304,915	198,881
Income taxes receivable	—	21,915
Deferred income taxes	9,399	8,492
Other current assets	2,573	1,255
Total current assets	423,350	368,243

Property, plant and equipment (at cost)	134,523	141,554
Accumulated depreciation	(27,221)	(34,684)
Net property, plant and equipment	107,302	106,870

Deferred income taxes – long term portion	32,310	30,720
Prepayments and deferred charges	2,741	2,675
Restricted cash – long term portion	220	110
Goodwill	43,737	—
Other intangible assets, net	7,907	7,457
Total assets	$617,567	$516,075
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$41,939	$26,347
Accrued expenses	12,729	9,836
Income taxes payable	7,482	—
Accrued pension and postretirement benefits	15,016	14,675
Revolving credit facilities	11,812	—
Deferred revenue – current portion	2,500	2,500
Current maturities of long-term obligations	1,515	110
Total current liabilities	92,993	53,468

Long-term obligations (less current portion)	1,582	1,487
Deferred revenue (less current portion)	42,830	40,954
Non-current income taxes payable	276	276
Accrued pension and postretirement benefits	100,343	89,026
Total liabilities	238,024	185,211
Commitments and contingencies	—	—
Stockholders’ equity:
Common stock, $0.001 par value (40,000,000 shares authorized, 11,984,623 and 12,096,829 issued and outstanding at September 30, 2008 and June 30, 2009, respectively)	12	12
Preferred stock, $0.001 par value (20,000,000 shares authorized, 0 shares issued and outstanding)	—	—
Additional paid-in capital	225,821	227,654
Accumulated earnings	155,831	106,522
Accumulated other comprehensive loss	(2,121)	(3,324)
Total stockholders’ equity	379,543	330,864
Total liabilities and stockholders’ equity	$617,567	$516,075

Schedule 3

HAYNES INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited)

(in thousands)

	Nine Months Ended June 30,
	2008	2009
Cash flows from operating activities:
Net income (loss)	$46,470	$(49,309)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation	6,561	7,649
Amortization	824	766
Impairment of goodwill	—	43,737
Stock compensation expense	1,216	994
Excess tax benefit from option exercises	(2,842)	9
Deferred revenue - portion recognized	(1,875)	(1,876)
Deferred income taxes	1,767	2,858
Loss on disposal of property	223	165
Change in assets and liabilities:
Accounts receivable	11,587	44,591
Inventories	(33,595)	104,503
Other assets	(934)	1,388
Accounts payable and accrued expenses	8,953	(17,418)
Income taxes	4,715	(29,371)
Accrued pension and postretirement benefits	(12,578)	(11,658)
Net cash provided by operating activities	30,492	97,028

Cash flows from investing activities:
Additions to property, plant and equipment	(15,041)	(7,463)
Asia distribution expansion and acquisition	(3,000)	—
Change in restricted cash	110	110
Net cash used in investing activities	(17,931)	(7,353)

Cash flows from financing activities:
Net decrease in revolving credit	(13,202)	(11,812)
Proceeds from exercise of stock options	1,939	848
Excess tax benefit from option exercises	2,842	(9)
Payment for debt issuance costs	—	(316)
Payments on long-term obligations	(139)	(1,449)
Net cash provided by (used in) financing activities	(8,560)	(12,738)

Effect of exchange rates on cash	139	(79)
Increase in cash and cash equivalents	4,140	76,858

Cash and cash equivalents, beginning of period	5,717	7,058
Cash and cash equivalents, end of period	$9,857	$83,916